Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
DAS Acquisition, Inc.:

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated July 20, 2015 relating to our audit of the balance sheet (the "Company") as of May 31, 2015, and the related statements of operations, changes in shareholders' equity, and cash flows for the period from May 14, 2015 (inception) to May 31, 2015. Our reports dated July 20, 2015, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Registration Statement.
/s/ Anton & Chia, LLP

Newport Beach, California

July 20, 2015